Exhibit 99.1

Bumble Inc. Appoints Interim Chief Financial Officer

February 28, 2025

AUSTIN, Texas— Bumble Inc. (NASDAQ: BMBL) today announced the appointment of Ronald J. Fior as the Company’s Interim Chief Financial Officer, effective March 15, 2025. Mr. Fior is currently serving as a consultant to the Company and he will remain a consultant following his transition to the role of Interim Chief Financial Officer. His appointment follows the previously announced resignation of Anu Subramanian, Chief Financial Officer, effective March 14, 2025.

Mr. Fior, who is currently a partner of FLG Partners, LLC, a financial consulting firm specializing in CFO and board advisory services, brings over 30 years of chief financial officer experience to Bumble. During the past five years, he has served in interim Chief Financial Officer roles at Perch, a technology-driven ecommerce company, Absolute Software, a cybersecurity company, and Trove Recommerce, a company enabling the resale ecosystem for brands. Over the course of his career, Mr. Fior has served as Chief Financial Officer for Quotient Technology, Good Technology, Callidus Software, Ingenuity Systems, Remedy Corporation, and as SVP/Group CFO within The Thomson Corporation. Mr. Fior started his career as a manager and senior auditor at Arthur Young and is a Canadian Chartered Professional Accountant.

About Bumble

Bumble Inc. is the parent company of Bumble, Badoo, Bumble For Friends, and Geneva. The Bumble platform enables people to build healthy and equitable relationships, through Kind Connections. Founded by Whitney Wolfe Herd in 2014, Bumble was one of the first dating apps built with women at the center and connects people across dating (Bumble Date), friendship (Bumble For Friends) and professional networking (Bumble Bizz). Badoo, which was founded in 2006, is one of the pioneers of web and mobile dating products. Bumble For Friends is a friendship app where people in all stages of life can meet people nearby and create meaningful platonic connections. Geneva is a group and community app for people to connect based on shared interests.

For more information about Bumble, please visit www.bumble.com and follow @Bumble on social platforms.

Investor

ir@team.bumble.com

Media

press@team.bumble.com

Source: Bumble Inc.